Exhibit 10.21

SRS LABS, INC.

2006 STOCK INCENTIVE PLAN

Restricted Share Unit Award Agreement

You are hereby awarded Restricted Share Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Share Unit Award Agreement (“Award Agreement”), and in the SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), which is attached as Exhibit A.  You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of SRS Labs, Inc. (the “Company”), or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding upon all parties, including you, your heirs and representatives.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.             Specific Terms.  Your RSUs have the following terms:

Name of Participant

Number of Restricted Share Units Subject to Award

Purchase Price per Share (if applicable)	Not applicable.

Award Date

Vesting	Vesting Date	Amount of RSUs Vested on Vesting Date

Deferral Elections

☐ Allowed in accordance with Section 8(g) of the Plan, with the above vesting schedule to apply to the Deferred Share Units (“DSUs”) that are credited (but with 100% vesting for DSUs that are attributable to dividends on the underlying Shares. ☐ Not allowed.

2.             Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award, your Award will become —

☐                        % vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐                        % vested if your Continuous Service ends due to your retirement at or after you have attained the age of        and completed at least        full years of Continuous Service;

☐                        % if your Continuous Service ends due to an Involuntary Termination that occurs within the twelve months following a Change in Control.

If none of the boxes above are checked, then the vesting of your Award will be accelerated, if at all, according to the terms of the Plan, as may be amended from time to time.

3.             Termination of Continuous Service.  This Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your Continuous Service ends.

4.             Satisfaction of Vesting Restrictions.  No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your RSUs.  As soon as practicable after the later of (i) the date on which your RSUs vest in whole or in part or (ii) the distribution date or dates set forth in your deferral election, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU or DSU, as the case may be.  Fractional shares will not be issued, and cash will be paid in lieu thereof.

5.             Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

6.             Dividends.  When Shares are issued to you or your duly-authorized transferee pursuant to the vesting of the Shares underlying your Restricted Share Units, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, a number of Shares equal to the sum of (i) any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares equal to the Shares that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for Shares if the Participant had received such cash dividends between its Grant Date and its settlement date.  To the extent that your Continuous Service ends before vesting of the shares, you will forfeit all dividends (whether paid in cash or in stock) attributable to all such shares.

7.             Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying Shares.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

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8.             Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

9.             Conditions on Issuance of Shares; Transfer Restrictions.  Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders and (ii) none of the Shares issued pursuant to this Award Agreement may be transferred in contravention of the Company’s insider trading policies or any blackout periods imposed by the Company to the extent such policies or blackout periods are applicable to you.

10.           Income Taxes and Deferred Compensation.  You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes.  Unless you have made a different arrangement, satisfactory to the Committee, for the tax withholding obligations that may arise in connection with the Award and the issuance of the Shares, on or before the date that the amount of tax to be withheld is determined, the payment and satisfaction of any such tax withholding obligations shall be effected automatically through the following Share withholding procedure:  on each date vested Shares are to be issued to you hereunder, the Company shall withhold a portion of the Shares, which otherwise would have been delivered to you on such date, having a Fair Market Value (measured as of the applicable vesting date) equal to the applicable withholding taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.  The Committee has the discretion to unilaterally modify this Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of yours to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by you, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

11.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12.           Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

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13.           Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely or materially affects your rights or obligations under this Award Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

14.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15.           Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.           Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.  For the avoidance of doubt, the automatic Share withholding procedure set forth in Section 10 of this Award Agreement shall be deemed to be an “other arrangement” for purposes of Section 11(b) of the Plan such that the default rule set forth therein shall not apply.

18.           Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the rights of the Company, to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

19.           Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

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BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

SRS LABS, INC.

By:

Name:

Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

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EXHIBIT A

SRS LABS, INC.

2006 STOCK INCENTIVE PLAN

Plan Document

EXHIBIT B

SRS LABS, INC.

2006 STOCK INCENTIVE PLAN

Designation of Beneficiary

In connection with Awards granted pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Plan.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐                  any Award that I have received or ever receive under the Plan.

☐                  the                                    Award that I received pursuant to an award agreement dated                        ,          between myself and the Company.

I understand that this designation operates to entitle the above-named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
(Signature)
Name of Participant:
(Print Name)

State of	)
County of	)ss

Subscribed and sworn to (or affirmed) before me this day of , 20 by	[NOTARY’S SEAL]

(Name of Signer)

proved to me on the basis of satisfactory evidence to be the person who appeared before me.

Signature
Signature of Notary Public